CURO Group Holdings Corp. Reports
Third Quarter 2023 Financial Results

-Gross loans receivables increased 2% sequentially to $1.25 billion-
-Total revenue of $167.9 million-
-Net charge-off improvement of 110 bps to 17.7%-

Chicago, Illinois--November 2, 2023 - CURO Group Holdings Corp. (NYSE: CURO) (“CURO” or the “Company”), an omni-channel consumer finance company serving consumers in the U.S. and Canada, today announced financial results for its third quarter ended September 30, 2023.

“The third quarter marked another significant milestone with the sale of the Flexiti business which allows us to focus on being an industry leader in Direct Lending in the U.S. and Canada,” said Doug Clark, Chief Executive Officer at CURO. “We completed our conversion to a single loan management system across our U.S. footprint and continue to invest in our technology infrastructure which we believe will accelerate our path to profitability. We continue to execute on our plan outlined at the beginning of the year, which resulted in meeting our expectations for the third consecutive quarter. Our disciplined underwriting, prudent originations and enhanced servicing have resulted in improved credit quality metrics while at the same time allowing us to grow our loan portfolio. We diligently monitor challenges presented by the macro environment and will remain vigilant on executing our long-term strategy which has exciting opportunities in both the U.S and Canada.”

Third Quarter 2023 Consolidated Summary Results
Current and prior period financial information is presented on a continuing operations basis, which excludes the results and positions of the Canada POS Lending segment due to the sale of the Flexiti business effective on August 31, 2023.
•Gross loans receivable increased $26.8 million, or 2%, sequentially, to $1.25 billion.
◦Gross loans receivable in the U.S. increased by 5%, driven by growth in the Company's larger dollar, longer term products.
◦Gross loans receivable in Canada decreased by 1%, due to fluctuations in foreign currency. On a constant currency basis, gross loans receivable in Canada increased by 2%.

•Net charge-off rate improved 110 bps sequentially, to 17.7%, and 70 bps year-over-year.
◦The improvement was primarily driven by increased credit quality as a result of credit tightening and servicing optimization, as well as the Company's continued product mix shift toward better credit quality, larger balance and longer duration loans.

•31+ Days past due delinquencies as of September 30, 2023 remained stable vs prior quarter.

•Revenue for the quarter of $167.9 million increased slightly vs the prior quarter.

•Provision for credit losses for the quarter was $49.0 million, a decrease of $14.7 million, or 23%, compared to the prior quarter.
◦The reduction in provision for credit losses was driven by a reduction in allowance for credit losses of $10.6 million primarily due to improving late-stage roll rates and estimated future macroeconomic impacts on credit losses, partially offset by portfolio growth during the quarter and lower net charge-offs.

•Total operating expenses for the quarter were $94.2 million, an increase of $2.9 million, or 3%, sequentially, and the operating expense to receivables ratio was 30.4% for the quarter, a slight increase from prior quarter.
◦The increase includes non-recurring charges of $6.5 million recognized during the third quarter of 2023.

•Interest expense for the quarter was $55.8 million, an increase of $5.3 million, or 10.6%, compared to the prior quarter.
◦The increase was primarily related to higher interest rates as well as an increased level of average debt due to the May 2023 capital raise.

	As of or for the Quarter Ended
	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Sep 30,
Delinquency and Loss Ratios	2023	2023	2023	2022	2022
31-60 days delinquency ratio	2.4%	2.5%	2.1%	2.4%	2.8%
61-90 days delinquency ratio	1.7%	1.7%	1.8%	1.8%	2.0%
91+ days delinquency ratio	4.4%	4.1%	4.4%	3.4%	3.5%
Net charge-offs	17.7%	18.8%	15.6%	20.9%	18.4%

Funding and Liquidity

As of September 30, 2023, principal debt balances outstanding were $2.0 billion, consisting of 57% of fixed rate debt and 43% of variable rate debt.

As of September 30, 2023, available capital resources were approximately $285.3 million, comprised of $82.6 million in unrestricted Cash and cash equivalents, $127.9 million in unused borrowing capacity for growth and $74.8 million of unencumbered Gross loans receivable.

About CURO
CURO Group Holdings Corp. (NYSE: CURO) is a leading consumer credit lender serving U.S. and Canadian customers for over 25 years. Our roots in the consumer finance market run deep. We’ve worked diligently to provide customers a variety of convenient, easily accessible financial services. Our decades of diversified data power a hard-to-replicate underwriting and scoring engine, mitigating risk across the full spectrum of credit products. We operate under a number of brands including Cash Money®, LendDirect®, Heights Finance, Southern Finance, Covington Credit, Quick Credit and First Heritage Credit.
Conference Call
CURO will host a conference call to discuss these results at 8:30 a.m. Eastern Time on Thursday, November 2, 2023. The live webcast of the call can be accessed at the CURO Investor Relations website at http://ir.curo.com/.
You may access the call at 1-416-764-8624 (Toll free: 1-888-259-6580). Please ask to join the CURO Group Holdings call. An archived version of the webcast will be available on the CURO Investors website for 90 days.

Final Results
The financial results presented and discussed herein are on a preliminary and unaudited basis; final unaudited data will be included in the Company’s Quarterly Report on Form 10-Q for the three and nine months ended September 30, 2023.

Table 1 - Consolidated Statements of Operations

(in thousands, except per share data, unaudited)	Three Months Ended,
	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Sep 30,
	2023	2023	2023	2022	2022

Revenue
Interest and fees revenue	$143,493	$141,766	$144,304	$150,350	$155,940
Insurance and other income	24,370	25,250	25,064	31,575	30,469
Total revenue	167,863	167,016	169,368	181,925	186,409
Provision for losses	49,009	63,755	48,364	77,724	65,020
Net revenue	118,854	103,261	121,004	104,201	121,389
Operating Expenses		—
Salaries and benefits	52,148	53,144	56,619	60,149	49,179
Occupancy	10,454	10,885	11,344	11,785	12,419
Advertising	2,819	1,967	1,999	3,383	4,676
Direct operations	12,176	12,032	9,745	7,921	8,288
Depreciation and amortization	5,390	5,339	5,390	5,329	5,683
Other operating expense	11,207	7,918	18,054	23,065	22,595
Total operating expenses	94,194	91,285	103,151	111,632	102,840
Other expense (income)
Interest expense	55,798	50,460	44,045	41,180	38,155
Loss from equity method investment	1,453	2,134	3,413	1,932	2,309
Goodwill impairment	—	—	—	107,827	—
Extinguishment or modification of debt costs	—	8,864	—	24	3,702
Gain on sale of business	—	—	2,027	—	(68,443)
Miscellaneous expenses	—	1,435	—	—	—
Total other expense (income)	57,251	62,893	49,485	150,963	(24,277)
(Loss) income from continuing operations before income taxes	(32,591)	(50,917)	(31,632)	(158,394)	42,826
Provision for income taxes from continuing operations	1,021	3,147	23,277	(15,970)	21,709
Net (loss) income from continuing operations	$(33,612)	$(54,064)	$(54,909)	$(142,424)	$21,117
Net (loss) income from discontinued operations	(70,830)	(5,263)	(4,562)	(43,969)	4,536
Net (loss) income	$(104,442)	$(59,327)	$(59,471)	$(186,393)	$25,653

Basic (loss) earnings per share:
Continuing operations	$(0.81)	$(1.32)	$(1.35)	$(3.52)	$0.52
Discontinued operations	$(1.72)	$(0.13)	$(0.11)	$(1.09)	$0.11

Diluted (loss) earnings per share:
Continuing operations	$(0.81)	$(1.32)	$(1.35)	$(3.52)	$0.52
Discontinued operations	$(1.72)	$(0.13)	$(0.11)	$(1.09)	$0.11

Weighted average common shares outstanding:
Basic	41,267	41,002	40,783	40,428	40,479
Diluted	41,267	41,002	40,783	40,428	40,835

Table 2 - Consolidated Balance Sheets

	As of
	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Sep 30,
(in thousands, unaudited)	2023	2023	2023	2022	2022
ASSETS
Cash and cash equivalents	$82,550	$101,033	$40,449	$50,856	$40,068
Restricted cash	53,818	76,375	90,211	59,645	66,962
Gross loans receivable	1,254,401	1,227,615	1,209,576	1,254,395	1,204,157
Less: Allowance for loan losses	(199,739)	(210,292)	(202,757)	(81,185)	(69,535)
Loans receivable, net	1,054,662	1,017,323	1,006,819	1,173,210	1,134,622
Income taxes receivable	58,064	20,854	22,737	23,984	13,561
Prepaid expenses and other	61,441	42,131	45,592	51,081	62,685
Property and equipment, net	23,903	25,826	27,244	29,232	34,715
Investment in Katapult	16,915	18,368	20,502	23,915	25,848
Right of use asset - operating leases	51,413	53,042	51,615	58,177	61,642
Deferred tax assets	14,194	15,304	13,623	18,138	4,817
Goodwill	276,269	277,069	276,487	276,269	387,298
Intangibles, net	74,336	74,007	71,798	70,913	69,989
Other assets	9,387	6,673	6,785	8,370	8,207
Assets, discontinued operations	—	1,016,832	947,925	945,403	866,939
Total Assets	$1,776,952	$2,744,837	$2,621,787	$2,789,193	$2,777,353
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
Accounts payable and accrued liabilities	$62,992	$54,169	$60,890	$45,595	$46,666
Deferred revenue	2,358	3,370	3,493	3,467	3,256
Lease liability - operating leases	51,579	53,182	52,061	59,396	62,893
Income taxes payable	2,537	(1,242)	—	—	—
Accrued interest	20,953	39,306	20,090	38,460	18,048
Debt	2,024,934	1,988,173	1,888,407	1,882,608	1,804,946
Other long-term liabilities	9,620	10,017	10,045	11,736	11,563
Liabilities, discontinued operations	—	866,235	815,617	802,065	705,529
Total Liabilities	$2,174,973	$3,013,210	$2,850,603	$2,843,327	$2,652,901
Total Stockholders' (Deficit) Equity	(398,021)	(268,373)	(228,816)	(54,134)	124,452
Total Liabilities and Stockholders' (Deficit) Equity	$1,776,952	$2,744,837	$2,621,787	$2,789,193	$2,777,353

Table 3 - Consolidated Portfolio Performance

(in thousands, except percentages, unaudited)	Q3 2023	Q2 2023	Q1 2023	Q4 2022	Q3 2022
Gross loans receivable
Revolving LOC	$469,041	$472,902	$461,443	$451,077	$439,117
Installment loans	785,360	754,713	748,133	803,318	765,041
Total gross loans receivable	$1,254,401	$1,227,615	$1,209,576	$1,254,395	$1,204,158

Lending Revenue
Revolving LOC	$51,039	$49,483	$49,092	$49,915	$52,461
Installment loans	92,454	92,283	95,212	100,435	103,478
Total lending revenue	$143,493	$141,766	$144,304	$150,350	$155,939

Lending Provision
Revolving LOC	$19,031	$27,089	$15,539	$29,620	$28,408
Installment loans	28,464	35,171	31,139	46,442	33,511
Total lending provision	$47,495	$62,260	$46,678	$76,062	$61,919

NCOs
Revolving LOC	$22,023	$21,780	$6,234	$26,715	$24,793
Installment loans	33,342	35,483	41,078	38,168	29,783
Total NCOs	$55,365	$57,263	$47,312	$64,883	$54,576

NCO rate (annualized) (1)
Revolving LOC	18.6%	18.7%	5.5%	23.8%	20.9%
Installment loans	17.2%	18.9%	21.5%	19.3%	16.7%
Total NCO rate	17.7%	18.8%	15.6%	20.9%	18.4%

ACL rate (2) (3)
Revolving LOC	25.4%	26.6%	25.6%	8.4%	7.9%
Installment loans	10.3%	11.2%	11.3%	5.4%	4.6%
Total ACL rate	15.9%	17.1%	16.8%	6.5%	5.8%

31+ days past-due rate (2)
Revolving LOC	8.6%	8.5%	8.4%	4.1%	5.1%
Installment loans	8.5%	8.1%	8.2%	9.6%	10.2%
Total past-due rate	8.5%	8.3%	8.3%	7.6%	8.3%

(1) We calculate NCO rate as total quarterly NCOs divided by Average gross loans receivable, then we annualize the rate. The amount and timing of recoveries are impacted by our collection strategies, which are based on customer behavior and risk profile and include direct customer communications and the periodic sale of charged off loans.
(2) We calculate (i) ACL rate and (ii) 31+ days past-due rate as the respective totals divided by gross loans receivable at each quarter end.
(3) We adopted ASU 2016-13, "Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments" on January 1, 2023, which requires us to estimate the lifetime expected credit loss on financial instruments. Our previous model required the recognition of credit losses when it was probable that a loss had been incurred.

Forward-Looking Statements
This press release contains forward-looking statements. These forward-looking statements include projections, estimates and assumptions about various matters, such as future financial and operational performance, including our belief in the drivers of accelerating our path to profitability and executing on our long-term strategy. In addition, words such as “guidance,” “estimate,” “anticipate,” “believe,” “forecast,” “step,” “plan,” “predict,” “focused,” “project,” “is likely,” “expect,” "anticipate," “intend,” “should,” “will,” “confident,” variations of such words and similar expressions are intended to identify forward-looking statements. Our ability to achieve these forward-looking statements is based on certain assumptions, judgments and other factors, both within and outside of our control, that could cause actual results to differ materially from those in the forward-looking statements, including: risks relating to the uncertainty of projected financial and operational information and forecasts, including errors in our internal forecasts; our ability to manage growth; our dependence on third-party lenders to provide the cash we need to fund our loans and our ability to affordably access third-party financing; our level of indebtedness; the effects of competition on our business; our ability to attract and retain customers; global economic, market, financial, political or health conditions or events; actions of regulators and the impact of those actions on our business; our ability to successfully integrate acquired businesses; our ability to protect our proprietary technology and analytics and keep up with that of our competitors; disruption of our information technology systems that adversely affect our business operations; ineffective pricing of the credit risk of our prospective or existing customers; inaccurate information supplied by customers or third parties that could lead to errors in judging customers’ qualifications to receive loans; improper disclosure of customer personal data; failure of third parties who provide products, services or support to us; disruption to our relationships with banks and other third-party electronic payment solutions providers as well as other factors discussed in our filings with the Securities and Exchange Commission. These projections, estimates and assumptions may prove to be inaccurate in the future. These forward-looking statements are not guarantees of future performance and involve known and unknown risks and uncertainties that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. There may be additional risks that we presently do not know or that we currently believe are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual future results. We undertake no obligation to update, amend or clarify any forward-looking statement for any reason.

Investor Relations:
Email: IR@curo.com
(CURO-NWS)